EXHIBIT 99.1

Contact:
Patriot Bank, N.A.	Kenneth T. Neilson	Neil M. McDonnell
900 Bedford Street	President & CEO	EVP & CFO
Stamford, CT 06901	203-252-5962	203-252-5938
www.BankPatriot.com

Patriot National Bancorp Announces Second Quarter Earnings of $0.16 Per Share

Loans Grow 9% Since Prior Quarter

STAMFORD, CT – July 29, 2016 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (“Patriot”, “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today reported net income of $614,000 for the second quarter, or $0.16 diluted income per share. This is compared to $689,000 a year ago, or $0.18 diluted income per share. In the first quarter of 2016, the Company reported $653,000 net income, or $0.16 diluted income per share.

As of June 30, 2016, total assets have increased to $653 million (up 2.7%), compared to $636 million at March 31, 2016 and $629 million at June 30, 2015. Net loans totaled $523 million (up 9%) at June 30, 2016 compared to $480 million at March 31, 2016 and $489 million at June 30, 2015.

Kenneth T. Neilson, President and CEO stated, “Growth has, and will continue to be, our primary focus. We have spent the last few years building a solid banking infrastructure, which has given us the foundation to confidently go forward with building our brand, hiring and training additional staff, creating and delivering a best-in-class customer experience, and showing by doing in the communities we serve.”

Michael Carrazza, Chairman said, “We continue to look for opportunities to better leverage our infrastructure and improve our returns.”

Net interest income before provision for loan losses decreased by $43,000, or less than one percent, compared to the first quarter of 2016 and decreased by $67,000, or 1.2%, as compared to the second quarter of 2015. The decline in net interest income this quarter, over the prior year’s second quarter and the current year’s previous quarter, is the result of a decrease in loan prepayment fees as the trend of fewer loan prepayments continues. Patriot’s loan portfolio actually increased by $43 million during the second quarter. The loan pipeline remains strong and continued growth is expected. Patriot’s net interest margin was 3.69% for the second quarter compared to 3.76% in the prior quarter and 3.73% in the second quarter of 2015.

No provisions for loan losses have been recorded since the first quarter of 2015. The credit quality of our portfolio and continued improvement in regional economic trends has allowed us to avoid increasing reserves. The Company has now experienced seven consecutive quarters of net loan recoveries.

Non-interest income decreased by $45,000, or 11%, over last quarter and by $86,000, or 19%, over the same period last year. Fewer loan fees in the second quarter of 2016 were the primary cause of these decreases.

Non-interest expense in the second quarter of 2016 decreased $28,000, or 1%, compared to the first quarter of 2016 which is on target with the Company’s business plan. Compared to the second quarter of 2015, non-interest expenses declined by $23,000 as a result of continued cost control.

Deposits were $449 million (up 5.4%) at June 30, 2016 compared to $426 million at March 31, 2016 and $457 million at June 30, 2015. Deposit growth initiatives are in place to increase deposits.

As of June 30, 2016, shareholders’ equity was $63.1 million compared to $62.3 million at March 31, 2016 and $60.1 million a year ago. The Company’s book value per share was $15.94 at June 30, 2016 compared to $15.75 at March 31, 2016 and $15.19 at June 30, 2015.

The Bank’s capital ratios continue to be strong as the Bank maintained its “well capitalized” regulatory status. As of June 30, 2016, Tier 1 leverage ratio was 10.13%, Tier 1 risk based capital was 11.21% and total risk based capital was 12.16%.

About the Company

Patriot National Bancorp, Inc. is headquartered in Stamford, Connecticut and the Bank has 10 full service branches, eight in Connecticut and two in New York.

Since opening its doors in 1994, the Company’s mission has been to serve our local communities by helping our neighbors and neighborhood businesses thrive. All lending is handled locally and is specific to each borrower, and the commitment to local businesses goes further to connect, support and grow businesses in both the for-profit and nonprofit sectors, along with municipalities. Patriot believes a well-connected community is a strong community—and that together, all will prosper.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (6) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (7) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (8) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (9) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company, (10) the application of generally accepted accounting principles, consistently applied, (11) the fact that one period of reported results may not be indicative of future periods, (12) the state of the economy in the greater New York metropolitan area and its particular effect on the Company’s customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC.
STATEMENTS OF OPERATIONS
(Unaudited)	Three Months Ended			Six Months Ended
Dollars in thousands, except per share data	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest and dividend income
Interest and fees on loans	$5,783	$5,840	$5,924	$11,623	$11,470
Interest on investment securities	132	142	119	274	235
Dividends on investment securities	90	86	60	176	117
Other interest income	28	41	17	69	46

Total interest and dividend income	6,033	6,109	6,120	12,142	11,868

Interest expense
Interest on deposits	496	473	513	969	1,042
Interest on Federal Home Loan Bank borrowings	64	121	85	185	156
Interest on subordinated debt	83	82	73	165	144
Interest on other borrowings	8	8	—	16	—

Total interest expense	651	684	671	1,335	1,342

Net interest income	5,382	5,425	5,449	10,807	10,526
Provision for loan losses	—	—	—	—	250

Net interest income after provision for loan losses	5,382	5,425	5,449	10,807	10,276

Non-interest income
Loan application, inspection and processing fees	21	67	105	88	155
Fees and service charges	150	151	147	301	321
Rental Income	104	103	110	207	198
Other income	90	89	89	179	171

Total non-interest income	365	410	451	775	845

Non-interest expense
Salaries and benefits	2,615	2,550	2,395	5,165	4,739
Occupancy and equipment expense	750	780	909	1,530	1,864
Data processing	241	285	255	526	505
Professional services and other outside services	364	409	391	773	960
Advertising and promotional expenses	96	117	137	213	187
Loan administration and processing expenses	8	8	7	16	29
Regulatory assessments	147	147	157	294	311
Insurance expense	56	55	83	111	164
Material and communications	115	93	106	208	187
Other operating expenses	344	320	319	664	544

Total non-interest expense	4,736	4,764	4,759	9,500	9,490

Income before income taxes	1,011	1,071	1,141	2,082	1,631
Expense for income taxes	397	418	452	815	653

Net income	$614	$653	$689	$1,267	$978

Basic income per share (1)	$0.16	$0.17	$0.18	$0.32	$0.25

Diluted income per share	$0.16	$0.16	$0.18	$0.32	$0.25

(1)	Basic income per share for the six months ended June 30, 2016 does not equal the sum of basic income per share for the first two quarters due to the effects of rounding.

PATRIOT NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

Dollars in thousands

	June 30, 2016	March 31, 2016	June 30, 2015
Assets

Noninterest bearing deposits and cash	$2,893	$2,931	$2,892
Interest bearing deposits	43,594	64,075	50,201

Total cash and cash equivalents	46,487	67,006	53,093

Securities-available for sale	23,037	28,735	31,640
Other investments	4,450	4,450	4,450
FRB & FHLB stock	7,982	8,669	8,648

Total securities	35,469	41,854	44,738

Gross loans	528,654	485,183	493,913
Allowance for loan losses	(5,250)	(5,247)	(5,208)

Net loans	523,404	479,936	488,705

Accrued interest and dividends receivable	2,120	2,075	2,034
Premises and equipment, net	29,972	29,790	24,703
Other real estate owned	851	—	—
Deferred tax asset, net	13,073	13,354	14,221
Other assets	1,679	1,740	1,407
Total Assets	$653,055	$635,755	$628,901

Liabilities and Shareholders’ Equity

Deposits
Noninterest bearing deposits	$75,244	$79,483	$79,774
Interest bearing deposits	371,092	344,488	375,420

	446,336	423,971	455,194

FHLB advances and repurchase agreements	128,000	134,900	100,000
Subordinated debt	8,248	8,248	8,248
Mortgage escrow deposits	2,451	1,666	2,261
Note Payable	1,846	1,893	—
Accrued expenses and other liabilities	3,064	2,771	3,121

Total Liabilities	589,945	573,449	568,824

Common stock	40	40	40
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	106,876	106,722	106,335
Accumulated deficit	(43,565)	(44,179)	(45,997)
Accumulated other comprehensive loss	(81)	(117)	(141)

Total Shareholders’ Equity	63,110	62,306	60,077

Total Liabilities and Shareholders’ Equity	$653,055	$635,755	$628,901

PATRIOT NATIONAL BANCORP, INC.

FINANCIAL RATIOS AND OTHER DATA

(Unaudited)

Dollars in thousands, except per share data

	June 30, 2016	March 31, 2016	June 30, 2015
Asset Quality:
Nonaccrual loans	$4,790	$5,409	$511
Other real estate owned	851	—	—

Total nonperforming assets	$5,641	$5,409	$511

Nonaccrual loans / loans	0.91%	1.11%	0.10%
Nonperforming assets / assets	0.86%	0.85%	0.08%
Allowance for loan losses	$5,250	$5,247	$5,208
Allowance for loan losses / loans	0.99%	1.08%	1.05%
Allowance / nonaccrual loans	109.6%	97.0%	1019.2%
Gross loan charge-offs for the quarter	$2	$5	$—
Gross loan (recoveries) for the quarter	$(4)	$(10)	$(15)
Net loan charge-offs (recoveries) for the quarter	$(2)	$(5)	$(15)

Capital Data:
Book value per share (1)	$15.94	$15.75	$15.19
Shares outstanding	3,958,733	3,956,207	3,953,949

(1)	Book value per share represents shareholders’ equity divided by outstanding shares.